***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

And 240.24b-2

Exhibit 10.57

May 20, 2003

Re:  Employment Agreement

Dear Julia:

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your employment with Amylin Pharmaceuticals, Inc. (the “Company”) as of April 15, 2003.  You and the Company hereby agree as follows:

1.             The Company appreciates your interest in working with the University of California, San Diego (“UCSD”) on the various programs described below, however, the Company desires to retain the ability to have access to you for Company business.  Accordingly, effective as of April 15, 2003, you will begin serving as a loaned executive of the Company to UCSD.  As such, you will remain a Company employee, but as a loaned executive your responsibilities will consist of participating in the UCSD capital campaign, diabetes awareness program and other similar programs that may be agreed to by the Company and UCSD from time to time.

During a transition period from April 15, 2003 to June 30, 2003, you will continue to work part-time at the Company’s facilities on Company matters, transitioning out of existing matters and assisting on such other matters as the Company may request.  The remainder of your time during the transition period will be spent commencing your role as a loaned executive to UCSD.  The allocation of your time during the transition period on Company and UCSD matters will be mutually determined by you and the Company.  Beginning July 1, 2003, you will begin working full-time on UCSD matters.  It is expected that while working on UCSD matters, you will work out of UCSD facilities.  However, you will continue to provide such occasional consulting services related to your former duties at the Company as may be reasonably requested by the Company upon reasonable notice and at such times as are mutually convenient for you and the Company, up to a maximum of 200 hours in any rolling 12-month period during the term of this Agreement.  Such consulting services shall be provided at no additional cost to the Company.

During the term of this agreement, you will report to the Chief Executive Officer of the Company (“CEO”) and you will devote your full business time and efforts to your duties hereunder.  This Agreement will terminate as of March 31, 2005 (subject to the provisions of paragraph 3 below).

2.             During the term of this Agreement and so long as you continue to provide services hereunder and comply with the terms hereof, you shall be entitled to the following employee benefits:

(a)           your salary shall be […***…] per year beginning April 15, 2003 through March 31, 2004 and […***…] per year beginning April 1, 2004 and thereafter, payable in regular periodic payments in accordance with Company policy, less payroll deductions and all other required withholdings;

(b)           your stock options under the Company’s equity incentive plans will continue to vest pursuant to their terms;

(c)           you shall be entitled to participate in the Company’s Employee Stock Purchase Plan, 401(k) plan and deferred compensation plan;

(d)           you will be entitled to paid personal leave and designated holidays consistent with standard Company policy;

(e)           you shall retain a Company phone number, voice-mail account and e-mail account; and

(f)            you will continue to be eligible for coverage under Company medical, dental, life and disability plans.

In addition, if the Company adopts an employee retirement plan before March 31, 2005 and for so long as you remain an employee of the Company (or, if prior to March 31, 2005 you die or become permanently disabled, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), then through March 31, 2005) you will be entitled to benefits under such plan.  The change in your status with the Company provided for under this Agreement will not affect your coverage under the Company’s D&O policy as currently in effect.

Except as expressly provided herein, you will not receive (nor are you entitled to) any additional compensation, bonuses, severance, benefits, shares of stock or stock options.  Without limiting the foregoing, you acknowledge that you will not be eligible to participate in, and will not be entitled to any benefits under, the Company’s Change in Control Employee Severance Benefit Plan.

3.             Your employment with the Company will continue to be at-will in that you may terminate your employment with the Company at any time and for any reason whatsoever and likewise, the Company may terminate your employment at any time and for any reason whatsoever.  Upon termination of your employment with the Company, you will be paid your then current accrued

*Confidential Treatment Request(ed)

salary to and including the date of termination and any accrued vacation pay.  In addition, if your service under this Agreement is terminated at any time (i) as a result of your death or permanent disability, (ii) by the Company without Cause, or (iii) by you for Good Reason, then, subject to and contingent upon you or your representative furnishing to the Company an effective Release and Waiver of Claims in the form attached hereto as Exhibit A dated as of or after such date of termination, you shall be entitled to continue to receive the benefits set forth in Section 2(a) of this Agreement (paid on regular Company pay days in accordance with Company policy) from the date of such termination through March 31, 2005 and your stock options under the Company’s stock option plans will vest as of the date of such termination to the extent such options would have vested had you remained as an employee of the Company through March 31, 2005.  Concurrently herewith you (and your spouse, if applicable) have completed and delivered to the Company a Designation of Beneficiary in the form attached hereto as Exhibit B.

(a)           For purposes of this Agreement, “Cause” shall mean any of the following reasons as determined in good faith by the Company:

(i)            an act which intentionally and materially injures the Company;

(ii)           an intentional refusal or failure to follow lawful and reasonable directions of the CEO within your pre-arranged budget;

(iii)         a willful and habitual neglect of duties; or

(iv)          a conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company or its reputation.

(v)            For purposes of this Agreement, “Good Reason” shall mean any reduction in your salary or a material reduction in your benefits as set forth in this Agreement that is not cured within fifteen (15) days following delivery of written notice of such event to the Company.

4.             Within ten (10) days of completing the transition period and beginning full time work on UCSD matters, you agree to:

(a)           Submit your final documented expense reimbursement statement reflecting all Company business expenses you incurred through such submission date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.  Thereafter, you agree that you will not be entitled to reimbursement of Company expenses unless such expenses are approved in writing by an officer of the Company.  Expenses incurred as a loaned executive to UCSD will be reimbursed by UCSD according to UCSD policy; and

(b)           Return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your control, including, but not limited to, Company files, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, credit cards and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

Notwithstanding the forgoing, however, during the term of this agreement you will be permitted to continue to use your Company lap top computer and to have access to such Company files as pertain directly to your role as a loaned executive to UCSD and to other materials and information necessary to perform tasks for the Company which may be assigned by the CEO.  Within ten (10) days of any termination of your employment with the Company, you agree to return all Company materials, including but not limited to computers, files, access cards and keys, to the Company.

5.             You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential of proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.  A copy of your Proprietary Information and Inventions Agreement has been provided to you concurrently herewith.

6.             You and the Company agree that neither party will at any time disparage the other party, or the other party’s officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.  The Company is not presently aware, without having conducted any investigation whatsoever, of any facts that would give rise to a cause of action against you by the Company.

7.             The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

8.             In exchange for the promises and covenants set forth herein, and as a condition to your eligibility to receive any benefits or compensation pursuant to this Agreement, you shall execute and deliver to the Company the Release and Waiver of Claims attached hereto as Exhibit A.

Notwithstanding any other provision of this Agreement, this Agreement shall not be effective until such time as the Revocation Period Expiration referred to in the attached Release and Waiver of Claims shall have occurred without your having exercised your right to so revoke as provided for therein.

9.             If you become a party or are threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding (collectively, “Action”) by a third party (excluding the Company) arising out of acts by you within the scope of your employment with the Company, the Company shall indemnify you against any reasonable expenses (including reasonable attorneys’ fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by you (so long as, with respect to amounts paid in settlement, such amounts are approved in writing in advance by the Company, such approval not to be unreasonably withheld) in connection with such Action in accordance with California law. You agree to give prompt notice of the initiation of such Action to the Company and to allow the Company to have the right to control the defense of such Action with its attorneys unless there is a real or potential conflict of interest between you and the Company, in which case the Company will pay for a separate law firm to defend you.

10.          This Agreement, including the exhibits attached hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof, and supersedes all prior agreements and/or understandings regarding the same, including without limitation that certain letter agreement between the Company and you dated June 1, 2000.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in a writing signed by you and a duly authorized officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

11.          This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

12.          If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired.  Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

13.          This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,

AMYLIN PHARMACEUTICALS, INC.

By:
Lloyd A. Rowland
Vice President, Legal
and General Counsel

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions as stated above.

Dated:
Julia R. Brown

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits to be provided pursuant to the Letter Agreement relating to employment dated May 20, 2003, to which this form is attached as Exhibit A (the “Employment Agreement”), I, Julia R. Brown, hereby furnish Amylin Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby generally and completely release and forever discharge the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, including a reduction in responsibilities or title, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under the ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and

Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without revocation of this Release and Waiver (the “Revocation Period Expiration”).

Date:
Julia R. Brown

EXHIBIT B

AMYLIN PHARMACEUTICALS, INC.

DESIGNATION OF BENEFICIARY

I,                                   , hereby designate the following persons (the “Beneficiaries”) to exercise my separate property interests (if any) and, if I reside in a community property state†, my community property interests (if any) and, if my spouse executes the Consent to Designation of Beneficiary (below) my spouse’s community property interests (if any) in the benefits payable pursuant to the letter agreement (the “Agreement”) dated May 20, 2003 between myself and Amylin Pharmaceuticals, Inc. (the “Company”), and to be the recipient of such benefits, in the event of my death, according percentages specified below:

Name of Beneficiary:

Capacity:	☐	Individually	☐	As Trustee	☐	Other

Percentage of Benefits:	%
Address:
Phone:

Name of Beneficiary:

Capacity:	☐	Individually	☐	As Trustee	☐	Other

Percentage of Benefits:	%
Address:
Phone:

To the extent any Beneficiary is someone other than an individual, for example, the Trustee of a living trust, the Company shall not be required to follow such Beneficiary’s instructions until it receives satisfactory evidence, as determined in its sole discretion, that such Beneficiary is then serving in the indicated capacity.  This Designation of Beneficiary shall supersede all prior designations made by me and may be revoked or altered by me at any time prior to my death.

Date	Signature

†The following states are community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin.

CONSENT TO DESIGNATION OF BENEFICIARY

(FOR USE IN COMMUNITY PROPERTY STATES†)

I,                                           , am the spouse of                                           .  I hereby consent to my spouse’s Designation of Beneficiary dated                                     and attached hereto with respect to my community property or other interest in any benefits payable under the Agreement, if any.  This consent does not represent a transmutation of my community property interest, if any, in such options and I reserve the right to revoke this consent by giving written notice of such revocation to the Company prior to the time of my spouse’s death.

Date	Spouse’s Signature

†The following states are community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, Wisconsin.